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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. _________) and related Prospectus of Sun Microsystems, Inc. for the registration of $4,000,000,000 of debt securities, preferred stock and common stock and to the incorporation by reference therein of our reports dated July 15, 1998, with respect to the consolidated financial statements of Sun Microsystems, Inc. incorporated by reference in its annual report (Form 10-K, as amended on Form 10-K/A) for the year ended June 30, 1998 and the related financial statement schedule included therein, filed with the SEC.

                                                               ERNST & YOUNG LLP
Palo Alto, California
June 14, 1999